Kongzhong Announces the Appointment of Chief Operating Officer

BEIJING, China, Nov. 14, 2008 - KongZhong Corporation (Nasdaq: KONG), a leading wireless value-added services, wireless media and mobile games company in China, today announced the appointment of Xin Wang as its Chief Operating Officer. The appointment is effective immediately.

Mr. Wang was President of Sina Wireless in charge of Sina.com’s wireless business from 2003 to 2006. Before that, he was the founder and Chief Operating Officer of Meme Star, a wireless value-added services company later acquired by Sina.com. Mr. Wang also had sales working experiences at China Netcom Group Corporation and Huawei Technologies Co., Ltd. after graduating from Radio Engineering Major of China South East University.

"Mr. Xin Wang is an extraordinary executive leader in the wireless industry, and has been the most respected competitor of mine for quite a long time." said Leilei Wang, Chief Executive Officer of the Company. "I look forward to engaging Xin Wang's vast expertise as Chief Operating Officer as we two are quite complimentary to each other in terms of operation and management philosophy. His appointment will be an important addition to KongZhong's executive management team and will support our ongoing efforts to increase value for our users and investors." Leilei Wang added, “On behalf of all my colleagues at KongZhong, we welcome Xin Wang and hope his joining will take KongZhong to the next level of market dominance and leadership.”

About KongZhong

KongZhong Corporation is a leading wireless value-added services, wireless media and mobile games company in China. The Company delivers wireless value- added services (WVAS) to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates three wireless Internet sites, Kong.net, Ko.cn and cn.NBA.com, which enable users to access media, entertainment and community content directly from their mobile phones. The Company also designs and operates wireless games, including mobile on-line games.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless Internet and mobile advertising industries and our future results of operations, financial condition and business prospects. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China's wireless value-added services, wireless Internet and mobile advertising industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China's telecommunications operators, which may be affected by the on-going restructuring of the PRC telecommunications industry as announced by the Ministry of Industry and Information Technology in May 2008; our dependence on the billing systems of telecommunications operators for our performance; the outcome of our investment of operating income generated from the wireless value-added services segment into the development of our wireless Internet segment; changes in the regulations or policies of the Ministry of Industry and Information Technology and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government's policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China's telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

For further information, please contact:

Investor Contact:	Media Contact:
Sam Sun	Xiaohu Wang
Chief Financial Officer	Manager
Tel: +86-10-8857-6000	Tel: +86-10-8857-6000
Fax: +86-10-8857-5891	Fax: +86-10-8857-5900
Email: ir@kongzhong.com	Email: xiaohu@kongzhong.com

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